Exhibit 99.2

        VALENCE TECHNOLOGY ENTERS INTO EMPLOYMENT AGREEMENT WITH NEW CEO

AUSTIN, TEXAS -- JULY 15, 2005 -- Valence Technology Inc. (Nasdaq:VLNC), developers of Saphion(R) technology, the first commercially available, safe, phosphate-based lithium-ion battery technology, announced that on July 13, 2005 it entered into an employment agreement with Dr. James Akridge, who will serve as the company's new chief executive officer and has been appointed to its board of directors.

As an inducement to his employment, Dr. Akridge was issued options to purchase 1,000,000 shares of our common stock with an exercise price of $2.99 per share, the closing price of our common stock on the National Small Cap Market on July 13, 2005. Under the terms of the option grant 100,000 options vested on July 13, 2005; 225,000 vest on July 13, 2006; and the remaining 675,000 vest in 12 equal quarterly installments over the following three years. The options are not part of our employee stock option plans.

Additional details of Dr. Akridge's employment agreement are available in the Form 8-K filed with the United States Securities and Exchange Commission on July [15], 2005.

ABOUT VALENCE TECHNOLOGY INC.
Valence Technology is a leader in the development and commercialization of Saphion(R) technology, the industry's first commercially available, safe, large-format lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou and Shanghai, China. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the internet at www.valence.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could

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affect actual results are discussed in our periodic reports filed with the
Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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MEDIA CONTACT:                            INVESTOR CONTACT:
Lois Paul Partners, LLC                   Valence Technology, Inc.
Daphne Kent                               investor@valence.com
daphne_kent@lpp.com                       512-527-2921
512-638-5305